UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________

SANOFI-AVENTIS
(Exact name of Registrant as specified in its charter)

Republic of France	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

174 avenue de France
75013 Paris
France
(Address of Registrant’s principal executive offices)

Sanofi-Aventis 2010 Stock Subscription Option Plan, and

Sanofi-Aventis 2010 Executive Committee Stock Subscription Option Plan

(Full title of the plan)

Gregory Irace
Chief Executive Officer
Sanofi-Aventis US LLC
55 Corporate Drive
Bridgewater, New Jersey  08807
(908) 981-6800
(Name, address and telephone number of agent for service)

Copies to:
Karen Linehan
Senior Vice President Legal Affairs
and General Counsel
Sanofi-Aventis
174 avenue de France
75013 Paris, France

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value €2.00 per share	1,817,950 (1)	$73.53(2)	$133,673,863.5 (3)	$9,530.95
(1)
Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Sanofi-Aventis Stock Option Plan 2010 as a result of stock splits, stock dividends or similar adjustments of the outstanding Ordinary Shares of Sanofi-Aventis (the “Registrant”).

(2)
Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, on the basis of the exercise price of the outstanding options issuable upon exercise pursuant to this plan of $73.53.

(3)	Calculated as the product of (x) the number of Sanofi-Aventis ordinary shares to be registered and (y) the hypothetical exercise price of the related options.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following reports of the Registrant filed with, or furnished to, the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a) The Annual Report on Form 20-F of the Registrant for the year ended December 31, 2009 (the “Form 20-F”) (Commission file No. 001-31368);

 (b) The description of the Registrant’s ordinary shares, nominal value €2 per share, set forth under the captions “A. Share Capital” and “B. Memorandum and Articles of Association” in Item 10 of the Registrant’s Registration Statement on Form 20-F for the year ended December 31, 2009 (Commission file No. 001-31368), and the description of the Registrant’s American depositary shares set forth under the caption American Depositary Shares in Item 12.D. of the Registrant’s Registration Statement on Form 20-F for the year ended December 31, 2009 (Commission file No. 001-31368), including any amendment or report filed for the purpose of updating such description; and

(c) All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document incorporated by reference. Statements contained in the foregoing documents incorporated by reference shall be deemed to be modified or superseded hereby to the extent that statements contained in the Prospectus, or in any subsequently filed documents that are amendments hereto or that are incorporated herein by reference, shall modify or replace such statements.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The French Commercial Code prohibits provisions of the status that limit the liability of directors.  However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

Under French law a company may purchase directors and officers’ insurance for all or part of the members of its management.  A French corporation is responsible to third parties for the consequences of the decisions of its board of directors.  However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company.  Sanofi-Aventis has purchased insurance for all of its directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit List.

Item 9.	Undertakings.

(a)	We undertake:

(1) to file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   We further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than for our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then, unless in the opinion of our counsel the matter has been settled by controlling precedent, we will submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Sanofi-Aventis certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France on March 1, 2010.

SANOFI-AVENTIS

By:	/s/ Christopher Viehbacher
Name: Christopher Viehbacher
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Viehbacher, Jérôme Contamine and Karen Linehan, and each of them severally, his true and lawful attorney or attorneys, with power of substitution and resubstitution to sign in his name, place and stead in any and all such capacities, the registration statement on Form S-8 (the “Registration Statement”) to be filed by Sanofi-Aventis (the “Registrant”) with the United States Securities and Exchange Commission (the “Commission”) in connection with the Sanofi-Aventis 2010 Stock Subscription Option Plan and the Sanofi-Aventis 2010 Executive Committee Stock Subscription Option Plan, and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and any registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which relates to the Registration Statement, and to file any of the same with the Commission.  Each of said attorneys shall have power to act with or without the others, and shall have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed this Power of Attorney, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the indicated capacities on March 1, 2010.

Signatures	Title	Date

/s/ Christopher Viehbacher	Chief Executive Officer and Director	March 1, 2010
Christopher Viehbacher	(Principal Executive Officer)

/s/ Jérôme Contamine	Executive Vice President,	March 1, 2010
Jérôme Contamine	Chief Financial Officer
(Principal Financial Officer)

/s/ Jean-Luc Renard	Vice President, Corporate Accounting	March 1, 2010
Jean-Luc Renard	(Principal Accounting Officer)

/s/ Jean-François Dehecq	Chairman of the Board of Directors	March 1, 2010
Jean-François Dehecq

/s/ Uwe Bicker	Director	March 1, 2010
Uwe Bicker

/s/ Jean-Marc Bruel	Director	March 1, 2010
Jean-Marc Bruel

/s/ Robert Castaigne	Director	March 1, 2010
Robert Castaigne

/s/ Patrick de la Chevardière	Director	March 1, 2010
Patrick de la Chevardière

/s/ Thierry Desmarest	Director	March 1, 2010
Thierry Desmarest

/s/ Lord Douro	Director	March 1, 2010
Lord Douro

/s/ Jean-René Fourtou	Director	March 1, 2010
Jean-René Fourtou

/s/ Claudie Haigneré	Director	March 1, 2010
Claudie Haigneré

/s/ Igor Landau	Director	March 1, 2010
Igor Landau

/s/ Christian Mulliez	Director	March 1, 2010
Christian Mulliez

	Director	March 1, 2010
Lindsay Owen-Jones

/s/ Klaus Pohle	Director	March 1, 2010
Klaus Pohle

/s/ Serge Weinberg	Director	March 1, 2010
Serge Weinberg

/s/ Gérard Van Kemmel	Director	March 1, 2010
Gérard Van Kemmel

/s/ Gregory Irace	Authorized Representative in the	March 1, 2010
Gregory Irace	United States

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1
Bylaws (status) of Sanofi-Aventis (incorporated herein by reference to Exhibit 1.1 of the Annual Report on Form 20-F of the Registrant for the year ended December 31, 2009 (the “Form 20-F”) (Commission File No. 001-31368) as filed by the Registrant with the Commission on March 12, 2010).

4.2
Description of the registrant’s ordinary shares (incorporated herein by reference to Item 12.D. of the Annual Report on Form 20-F of the Registrant for the year ended December 31, 2009 (the “Form 20-F”) (Commission File No. 001-31368) as filed by the Registrant with the Commission on March 12, 2010).

4.3*	Resolution Number 14 of the General Meeting of the Shareholders of sanofi-aventis held on April 17, 2009 (English translation).

4.4*
Extract of Minutes of the Deliberation of the Sanofi-Aventis Board of Directors Meeting establishing the terms and conditions of the Sanofi-Aventis 2010 Stock Subscription Option Plan and the terms and conditions of the Sanofi-Aventis 2010 Executive Committee Stock Subscription Option Plan dated March 1, 2010 (English translation).

4.5*	Form of Rules and Regulations of the Sanofi-Aventis 2010 Stock Subscription Option Plan.

4.6*	Form of Rules and Regulations of the Sanofi-Aventis 2010 Executive Committee Stock Subscription Option Plan.

5*	Opinion of John Felitti regarding the validity of the Registrant’s ordinary shares being registered.

23.1*	Consent of PricewaterhouseCoopers Audit.

23.2*	Consent of Ernst & Young Audit.

23.3*	Consent of John Felitti (included in Exhibit 5 above).

24*	Power of Attorney (included on the signature page).

* Filed herewith.